Exhibit 99

HILLENBRAND INDUSTRIES

Financial News Release

Hillenbrand Industries Reports Fiscal 2003 Year End and
Fourth Quarter Financial Results

The Company reported $2.95 diluted earnings per share from continuing operations for the 2003 fiscal year ended September 30, 2003. Excluding special charges and other items, adjusted net income per diluted share was
$3.97, in line with previously announced expectations.

BATESVILLE, IND., November 13, 2003 — Hillenbrand Industries, Inc. (NYSE:HB) today reported unaudited income from continuing operations for the fiscal 2003 year ended September 30, 2003 of $183 million, or $2.95 per diluted share, compared with income from continuing operations of $35 million, or $0.56 per diluted share in the twelve months ended September 30, 2002. The Company also reported fourth quarter income from continuing operations of $56 million, or $0.91 per diluted share, compared with a loss of $112 million, or $1.80 per diluted share in the prior year fourth quarter.

Frederick W. Rockwood, president and chief executive officer said, “We’ve gained tremendous momentum this year in our quest to transform the enterprise into one providing higher growth and better returns to shareholders. Margins continued to expand throughout the year, benefiting from productivity improvements and other strategic initiatives. That margin improvement, which has increased each quarter throughout the year, helped us reach our guidance and achieve our goals.”

Commenting on other corporate developments he added that, “I’d be remiss if I didn’t mention the progress we’ve made with other key corporate-wide initiatives during our 2003 fiscal year. We’ve announced two key acquisitions and two divestitures that support our strategic criteria for growth and increased shareholder value. In addition, our reinvestment in new product development should result in numerous product rollouts throughout the coming year. As we progress with the 2004 fiscal year we look forward to sharing the impacts our acquisitions and new product initiatives should have on performance. We remain resolute and optimistic that we should achieve our goals and deliver improved results for many years to come.”

Consolidated Fourth Quarter

Income from continuing operations, excluding special items, increased approximately 29 percent in the fourth quarter to $67 million from $52 million in the prior year quarter. The increase in income from continuing operations resulted from increased consolidated gross profit margins of 47.4 percent, up from 44.3 percent in the prior year period, and a $20 million reduction in operating expenses to 26.6 percent of revenues, down from 30.0 percent in the prior year. The gross profit margin increased and other operating expenses decreased primarily as a result of numerous ongoing initiatives to improve operational efficiencies and lower overall costs. In addition, the favorability of benefits paid and crediting rate actions taken on policies in force at Forethought throughout the year also favorably impacted results.

Consolidated fiscal fourth quarter 2003 revenues from continuing operations declined 0.5 percent due primarily to lower Hill-Rom European capital sales. This was partially offset by Batesville Casket’s revenue increase due to price realization.

Special items in fourth quarter 2003 included the recognition of an estimated loss on the divestitures of the infant care and piped-medical gas businesses of $51 million, net-of-tax, along with a loss of approximately $16 million on the repurchase of $157 million of our outstanding debt securities.

The fourth quarter also included a pension curtailment charge of approximately $3.5 million related to our previously announced pension choice program, which was nearly offset by the resolution of outstanding claims of $3.1 million with The Center for Medicare and Medicaid Services (CMS) related to previously reserved past due receivables. Both of these items were included in our previously announced guidance.

The 2002 fourth quarter included special charges related to a pre-tax litigation charge of $250 million, $158 million net-of-tax, related to a comprehensive settlement agreement between the Company and Kinetic Concepts, Inc. (KCI) entered into in December 2002. The 2002 fourth quarter also included certain business realignment costs, the write-off of a technology asset of no continuing value at Hill-Rom and a favorable patent litigation settlement included in discontinued operations.

The table below reconciles the reported fourth quarter income (loss) from continuing operations, after tax, for both periods to the adjusted income from continuing operations excluding special charges and other items, and the comparable net income for each period. Special items related to discontinued operations are also excluded from the reconciliation:

	Quarter Ended
	9/30/2003	9/30/2002

	(In millions)
As reported—Continuing operations	$56	$(112)
KCI litigation charge	—	158
Loss on repurchase of debt	11	—
Severance and benefit costs, asset impairments and other realignment activities	—	2
Write-off of technology asset at Hill-Rom	—	4
Pension curtailment charge	2	—
CMS settlement	(2)	—

As adjusted—Continuing operations	67	52
Income from discontinued operations, excluding special items	2	1

As adjusted—Net income	$69	$53

As adjusted—Diluted earnings per share	$1.10	$0.85

Consolidated Fiscal Year 2003

Consolidated revenues from continuing operations decreased modestly to approximately $2,047 million in 2003 compared to $2,057 million in 2002. This was due, in part, to the impact of the Company’s change in fiscal year-end to September 30, from the Saturday nearest November 30 of each year. This change in year-end negatively impacted the comparability of revenues, primarily at Hill-Rom, as the Company had record monthly revenues in November 2001. Favorability in net capital losses and impairments and investment income at Forethought of $8 million and $15 million, respectively, along with favorable movements in foreign currency exchange rates, provided a partial offset.

For the fiscal year ended September 30, 2003, the Company reported income from continuing operations of $183 million, or $2.95 per diluted share, compared with $35 million, or $0.56 per diluted share, for the twelve months ended September 30, 2002. The increase in fiscal 2003 income was primarily attributable to the charge taken in 2002 related to the KCI antitrust litigation. In addition, higher gross profit margins, lower operating expenses and a favorable comparison in net capital losses and impairments and investment income at Forethought further contributed to the increase. The following table reconciles the reported income from continuing operations, after tax, to adjusted income from continuing operations excluding special charges and other items, and the comparable net income for each period:

	Fiscal Year	Twelve Months
	Ended	Ended
	9/30/2003	9/30/2002

	(In millions)
As reported—Continuing operations	$183	$35
KCI litigation charge	—	158
Select capital losses and bond impairments at Forethought	40	36
Loss on repurchase of debt	11	—
Reversal of tax reserves and valuation allowance	—	(32)
Severance and benefit costs, asset impairments and other realignment activities	6	10
Write-off of technology asset at Hill-Rom	—	4
Pension curtailment charge	2	—
CMS settlement	(2)	—

As adjusted—Continuing operations	240	211
Income from discontinued operations, excluding special items	7	3

As adjusted—Net income	$247	$214

As adjusted—Diluted earnings per share	$3.97	$3.40

Consolidated Cash Flow

Net cash generated by operating activities in fiscal year 2003 decreased $21 million to $376 million compared to $397 million in the prior year period. Excluding the $111 million payment (net-of-tax) to KCI in 2003, cash generated by operating activities would have increased to $487 million, up 22.7 percent. Cash flows from operations were favorably impacted by higher net income, an improvement in day’s sales outstanding, the sale of approximately $30 million of long-term receivables, and favorable movement in other working capital accounts. Cash provided by insurance operations also increased cash flow from operations. These favorable impacts were significantly offset by the initial payment under the litigation settlement with KCI made in January 2003.

As of September 30, 2003, cash, cash equivalents and short-term investments (excluding investments in insurance operations) decreased $116 million to $180 million from $296 million at September 30, 2002. The primary reasons for the decrease relate to the $175 million payment, $111 million net-of-tax, required in January 2003 as part of the prior year settlement of the antitrust litigation with KCI and the Company’s repurchase of debt in the fourth quarter for approximately $185 million. The Company is expected to make the final payment of $75 million to KCI in January 2004.

Health Care

Health Care sales decreased 4.2 percent, or $33 million, to $754 million in 2003 compared to $787 million in 2002. The decline was related primarily to lower volumes of approximately $50 million, due in part to the Company’s change in year-end to September 30, and the inclusion of a 13th month of sales in 2002 for certain foreign operations. Also contributing to the decrease were pricing pressures in low- to mid-range products. These declines were partially offset by the impact of favorable foreign currency exchange rates of approximately $20 million.

Fiscal 2003 gross profit from Health Care sales decreased 3.3 percent to $381 million from $394 million in 2002. As a percentage of sales, gross profit was 50.5 percent in 2003 compared to 50.1 percent in 2002. The decrease in gross profit dollars was primarily associated with lower volumes — outlined above. As a percentage of revenues, gross margins improved as a result of lower costs from ongoing quality initiatives and improved manufacturing efficiencies.

Health Care therapy rental revenue decreased $10 million to $318 million in 2003. The decrease can be attributed to negative experience in terms of realized rate and volumes, partially offset by favorable product mix and foreign currency rates.

Health Care therapy rental gross profit remained relatively flat in 2003. As a percentage of sales, gross profit was 49.4 percent compared to 47.6 percent in 2002. This increase is attributable to continued improvement in overall field service and selling costs and the CMS claims resolution outlined above, offset by the negative effect of specific product warranties accrued during 2003.

Funeral Services

Funeral Services products revenue of $628 million was up $7 million, or 1.1 percent, compared to the prior year. Favorable price realization, net revenues after discounts, of $24 million, and increased revenue from cremation and miscellaneous product revenues were partially offset by a decline in burial casket volume of nearly 5 percent and a slightly unfavorable product mix. The volume decline is attributable to continued lower death rates, coupled with a slightly higher and gradually increasing percentage of cremations in 2003.

Funeral Services products gross profit increased 3.9 percent, to $349 million in 2003. As a percentage of sales, gross profit was 55.6 percent in 2003 compared to 54.1 percent in 2002. This increase was due to improved price realization, continued efficiencies in manufacturing and production costs and, savings on purchased materials, among others. These favorable developments were partially offset by a decline in volume, expected inefficiencies associated with a new product line and increased steel prices. These gross profit percentages are exclusive of distribution costs of $85 million, or approximately 13.5 percent of revenues, in 2003, up from $84 million in 2002. Such costs are included in operating expenses for all periods.

Insurance revenues, consisting of underwriting and investment revenues, increased 8.1 percent to $347 million from $321 million in 2002. Revenues were positively impacted by the favorable year-over-year comparison of net capital losses and impairments of $8 million and increased investment income of $15 million. Net capital losses and impairments included impairments of $91 million and $67 million in 2003 and 2002, respectively, partially offset by net realized capital gains of $42 million and $10 million, respectively. Insurance gross profit increased to $16 million for the year from a loss of $3 million in the prior year. That improvement related primarily to revenue improvements and lower cost of revenues due to lower death benefits and crediting rate reduction actions taken in 2003.

FISCAL 2004 EARNINGS GUIDANCE

In adherence to the SEC’s Regulation Fair Disclosure, Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure

Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and before special items, and also exclude the impact of any potential acquisition activities, including that of the Company’s recently announced intentions to acquire Mediq, Inc. The recently closed acquisition of Advanced Respiratory, Inc. (ARI) is included in the guidance. ARI’s revenues are approximately $50 million and gross margins are in excess of 60 percent. ARI is expected to achieve double-digit growth and, at this point, revenues are ahead of expectations. As part of it’s prepared remarks to investors in Boston today, the Company will include in its presentation that Mediq, Inc. recorded approximately $165 million in revenues and approximately $53 million in EBITDA in the past twelve months. The Company expects that upon consummation of the acquisition it could realize approximately $15 million in cost synergies over the course of its integration. However, since the acquisition is not expected to close until mid-December 2003, the Company is setting initial guidance without the impact Mediq could have on its results. The Company is setting its earnings per share guidance for its fiscal 2004 year in a range of $4.15 to $4.23 per share, with relatively soft first half results followed by stronger results in the second half of the year. This compares to a 2003 diluted earnings per share from continuing operations, before special items, of $3.86, as noted below:

2003 Adjusted to Reflect Discontinued Operations
As adjusted—Diluted earnings per share—Net Income			$3.97
Impact of discontinued operations			(0.11)

As adjusted—Diluted earnings per share from continuing operations			$3.86

Outlook for 2004 Fiscal First Quarter Ending December 31, 2003
($ in millions, except EPS)
Revenues:
Health Care sales	$155	to	$165
Health Care therapy rentals	85	to	90
Funeral Services sales	155	to	160
Insurance revenues	95	to	100
Total revenues	500	to	515
Gross profit	220	to	230
Other operating expenses	155	to	160
Operating profit	65	to	70
Other income (expense), net	(2)	to	(3)
Income from continuing operations before income taxes	63	to	67
Income taxes	22	to	23
Income from continuing operations	$41	to	$44
Diluted earnings per share from continuing operations	$0.66	to	$0.71
Average shares outstanding			62,300
Estimated gross margins (As a percent of revenues):
Health Care sales			46.0%
Health Care therapy rentals			52.0
Funeral Services sales			55.5
Insurance revenues			17.5
Gross margin total			44.5

Outlook for 2004 Fiscal Year End, September 30, 2004
($ in millions, except EPS)
Net revenues	$2,225	to	$2,265
Gross margin			46.5%
Operating expenses	$630	to	$645
Tax rate			34.0%
Diluted earnings per share from continuing operations	$4.15	to	$4.23

Important Disclosure Notes

Effective in 2002, the Company changed its fiscal year-end to September 30 from the 52 or 53-week period ending the Saturday nearest November 30 of each year. As a result of this change, the Statements of Consolidated Income (Loss), Statements of Consolidated Cash Flows and Statements of Consolidated Shareholders’ Equity presented in the Company’s Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission (SEC) will reflect the fiscal year ended September 30, 2003, the ten months ended September 30, 2002 and the fiscal year ended December 1, 2001.

In this press release, the Company has included a discussion of results for the fiscal year ended September 30, 2003 compared to the same period in 2002. Results for the twelve months ended September 30, 2002 are unaudited and are presented for comparative purposes only. Management considers the comparison of fiscal year 2003 results to those of the twelve months ended September 30, 2002 to be a more meaningful presentation of current year operating results than a comparison to the results for the ten months ended September 30, 2002. For management’s discussion and analysis concerning the ten months ended September 30, 2002 and for further discussion of the Company’s operations, readers should refer to the Company’s filing on Form 10-K with the SEC.

Earnings and revenue measures, which exclude special items, do not adhere to Generally Accepted Accounting Principles (GAAP), but the Company believes it is useful to assist investors in gaining an understanding of the trends and results of operations for the Company’s core businesses. Non-GAAP measures should be viewed in addition to, and not in lieu of, the Company’s reported results.

About Hillenbrand Industries, Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville. Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, non-invasive therapeutic devices and surfaces, stretchers, furniture, communication systems, and headwall systems. Batesville Casket Company and Forethought Financial Services both serve the funeral services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Disclosure Regarding Forward-Looking Statements:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “should,” or derivatives thereof, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include those regarding guidance for 2004 and increasing shareholder value. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, increased costs or unavailability of raw materials, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, the performance of the Company’s insurance investment portfolio, tax-related matters, potential exposure to product liability claims and failure of the Company to execute its acquisition strategy through either the consummation or successful integration of acquisitions. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Transition Report on Form 10-K for the period ended September 30, 2002 and, when filed, the Company’s Annual Report on Form 10-K for the year ended September 30, 2003. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

Consolidated Income (Loss)

	Quarterly		Fiscal	12 Months	10 Months
	Period Ended		Year Ended	Ended	Ended
	09/30/03	09/30/02	09/30/03	09/30/02	09/30/02
		(In Millions, Except Per Share Data)
Net revenues:
Health Care sales	$204	$216	$754	$787	$615
Health Care therapy rentals	80	79	318	328	268
Funeral Services sales	156	149	628	621	510
Insurance revenues	106	105	347	321	290

Total revenues	546	549	2,047	2,057	1,683
Cost of revenues:
Health Care cost of goods sold	99	108	373	393	311
Health Care therapy rental expenses	41	43	161	172	141
Funeral Services cost of goods sold	69	71	279	285	235
Insurance cost of revenues	78	84	331	324	274

Total cost of revenues	287	306	1,144	1,174	961

Gross profit	259	243	903	883	722
Other operating expenses	145	165	573	608	505
Litigation charge	—	250	—	250	250
Special charges, net	—	4	9	15	4

Operating profit (loss)	114	(176)	321	10	(37)
Interest expense	(5)	(5)	(19)	(18)	(14)
Investment income	2	3	9	12	9
Loss on repurchase of debt	(16)	—	(16)	—	—
Other expense, net	(3)	(3)	(11)	(10)	(7)

Income (loss)from continuing operations before income taxes	92	(181)	284	(6)	(49)
Income tax expense (benefit)	36	(69)	101	(41)	(31)

Income (loss) from continuing operations	56	(112)	183	35	(18)
(Loss) income from

discontinued operations	(49)	7	(44)	9	8

Net income (loss)	$7	$(105)	$139	$44	$(10)

Diluted earnings per common share:
Income (loss) from continuing operations	$0.91	$(1.80)	$2.95	$0.56	$(0.29)
(Loss) income from discontinued operations	(0.79)	0.11	(0.71)	0.14	0.13

Net income (loss)	$0.12	$(1.69)	$2.24	$0.70	$(0.16)

Dividends per common share	$0.25	$0.23	$1.00	$0.98	$0.77

Average shares outstanding —basic (thousands)	62,078	62,063	62,033	62,673	62,654

Average shares outstanding —diluted (thousands)	62,284	62,063	62,185	62,931	62,922

Consolidated Balance Sheet

ASSETS	09/30/03	09/30/02
	(In Millions)
Current assets:
Cash, cash equivalents and short-term investments	$180	$296
Trade receivables, net	361	361
Inventories	89	103
Income taxes receivable	—	28
Deferred income taxes	55	136
Other	25	34

Total current assets	710	958
Equipment leased to others, net	57	60
Property, net	207	210
Other assets:
Intangible assets, net:
Excess of cost over net asset values of acquired companies	77	141
Other	106	73
Deferred charges and other assets	84	111

Total other assets	267	325
Assets of discontinued operations	99	—
Insurance assets:
Investments	3,359	3,044
Deferred policy acquisition costs	695	697
Deferred income taxes	6	41
Other	64	107

Total insurance assets	4,124	3,889

Total assets	$5,464	$5,442

Consolidated Balance Sheet (continued)

LIABILITIES AND EQUITY
	09/30/03	09/30/02
	(In Millions)
Current liabilities:
Trade accounts payable	$79	$75
Income taxes payable	15	—
Accrued compensation	102	115
Accrued litigation charge	75	250
Other	97	111

Total current liabilities	368	551
Other liabilities:
Long-term debt	155	322
Other long-term liabilities	116	120
Deferred income taxes	6	10

Total other liabilities	277	452
Insurance liabilities:
Benefit reserves	2,728	2,590
Unearned revenue	806	795
General liabilities	68	55

Total insurance liabilities	3,602	3,440
Liabilities of discontinued operations	57	—

Total liabilities	4,304	4,443
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock	4	4
Additional paid-in capital	47	44
Retained earnings	1,533	1,456
Accumulated other comprehensive income	118	40
Treasury stock	(542)	(545)

Total shareholders’ equity	1,160	999

Total liabilities and shareholders’ equity	$5,464	$5,442

CONSOLIDATED CASH FLOWS

	Fiscal	Twelve	Ten
	Year	Months	Months
	Ended	Ended	Ended
	09/30/03	09/30/02	09/30/02
		(In Millions)
Net income (loss)	$139	$44	$(10)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation, amortization and write-down of intangibles	75	91	71
Net capital losses — Insurance	49	57	27
Litigation charge, net-of-tax	—	158	158
Change in noncurrent deferred income taxes	(7)	7	3
Gain on sale of business	—	(1)	—
Loss on disposal of fixed assets	5	6	4
Loss on planned disposal of discontinued operations	50	—	—
Loss on repurchase of debt	16	—	—
Change in net working capital excluding cash, current debt and dispositions	(66)	(62)	(6)
Change in insurance items:
Deferred policy acquisition costs	2	(29)	(24)
Unearned revenue	11	8	2
Increase in benefit reserves	80	79	70
Other insurance items, net	8	11	9
Other, net	14	28	24

Net cash provided by operating activities	376	397	328

Investing activities:
Capital expenditures and intangibles	(115)	(121)	(96)
Proceeds on disposal of fixed assets and equipment leased to others	1	6	2
Proceeds on sale of business	—	8	—
Other investments	(14)	—	—
Insurance investments:
Purchases	(1,558)	(1,753)	(1,457)
Proceeds on maturities	356	552	380
Proceeds on sales	996	953	869

Net cash used in investing activities	(334)	(355)	(302)

Financing activities:
Reductions to debt	(185)	(2)	—
Proceeds from interest rate swap terminations	27	—	—
Payment of cash dividends	(62)	(61)	(48)
Proceeds on exercise of options	3	12	11
Treasury stock acquisitions	—	(65)	(62)
Insurance deposits received	329	375	314
Insurance benefits paid	(272)	(275)	(230)

Net cash used in financing activities	(160)	(16)	(15)

Effect of exchange rate changes on cash	2	1	1

Total cash flows	(116)	27	12
Cash, cash equivalents and short-term investments:
At beginning of period	296	269	284

At end of period	$180	$296	$296

CONTACTS: Investors: Wendy Wilson, vice president investor relations, 812.934.7670; or, News Media: Christopher P. Feeney, director, public affairs and corporate communications, 812.934.8197, both of Hillenbrand Industries. www.hillenbrand.com

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